EXHIBIT 99.1


  [LOGO]
  ABLE
  LABORATORIES INC.


Company Contact:
Investor Relations
(609) 495-2800
Email: IR@ablelabs.com

Able Laboratories, Inc. Holds Auction for Its Assets

Cranbury, NJ, November 2, 2005 - Able Laboratories, Inc. (NASDAQ: ABRXQ) announced that it held an auction of its assets on November 1, 2005 to solicit higher and better bids than the bid reflected in the asset purchase agreement entered into on October 19, 2005. At the conclusion of the auction, the company entered into an asset purchase agreement dated November 1, 2005 with the winning bidder at the auction.

The US Bankruptcy Court for the District of New Jersey, Trenton Division has scheduled a final hearing to consider the approval of the company's sale of its assets and the assumption and assignment of contracts under sections 363 and 365 of the Bankruptcy Code for November 7, 2005.

Further information on the company may be found on the company's web site, www.ablelabs.com. This release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the company's current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this release. Forward-looking statements include information concerning the company's future operations, if any. These statements often include words such as "expect," "plan," "believe," "anticipate," "intend," "estimate" or similar expressions. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although the company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect actual results, which could differ materially from the forward-looking statements.

These factors include, but are not limited to, uncertainty regarding the company's ability to consummate a sale of its assets in a timely manner and to develop and consummate one or more plans of reorganization; uncertainty regarding court approval of the motions made by the company from time to time; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization or to appoint a chapter 11 trustee or convert the bankruptcy case to a chapter 7 case; the company's ability to continue as a going concern; the ultimate effect on the company of the pending inspectional observations from the FDA to the company; and the uncertainty relating to the ability of the company to recommence manufacturing operations, if any, and various other factors beyond the company's control. All future written and oral forward-looking statements made by the company or persons acting on the company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the company's ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.